Exhibit 99.03
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and
Members of Texas Genco LLC:
Houston, Texas
We have audited the accompanying consolidated balance sheet of Texas Genco LLC and subsidiaries (the “Company”) as of December 31, 2004, and the related consolidated statements of operations, cash flows, members’ equity and comprehensive loss for the period from July 19, 2004 (Inception) to December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2004, and the results of its operations and its cash flows for the period then ended in conformity with accounting principles generally accepted in the United States of America.
Deloitte & Touche LLP
June 3, 2005
Houston, Texas

TEXAS GENCO LLC
CONSOLIDATED STATEMENT OF OPERATIONS
($ in millions)

Period from
Inception
(July 19, 2004) to
December 31,
2004
Revenues	$95.8
Operating Expenses:
Fuel and purchased power expense	45.3
Operation and maintenance	24.1
Depreciation and amortization	12.6
Total	82.0
Operating income	13.8
Interest and other income	0.2
Interest expense	(34.1)

Net loss	$(20.1)

Loss per unit (basic and diluted)	$(0.13)

See Notes to the Company’s consolidated financial statements.

TEXAS GENCO LLC
CONSOLIDATED BALANCE SHEET
(in millions)

December 31,
2004
ASSETS
Current assets:
Cash and cash equivalents	$85.9
Trade accounts receivable	76.0
Inventory	128.4
Prepayments	13.8
Assets held for sale	67.3
Other current assets	2.4

Total current assets	373.8
Property, plant and equipment, net	2,439.6
Other Assets:
Goodwill	820.1
Other intangibles, net	814.8
Deferred financing costs	117.4
Other	21.9

Total other assets	1,774.2

Total Assets	$4,587.6

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Trade accounts payable	$95.0
Accrued interest	6.1
Accrued property taxes	29.5
Long-term obligations, current portion	13.2
Deferred revenue	76.0
Contractual obligations, current portion	295.4
Other	11.8

Total current liabilities	527.0
Long-Term Obligations, net of current portion	2,266.9
Other liabilities:
Contractual obligations, net of current portion	866.8
Benefit obligations	146.4
Other	8.9

Total other liabilities	1,022.1
Commitments and contingencies
Members’ equity	771.6

Total liabilities and members’ equity	$4,587.6

See Notes to the Company’s consolidated financial statements.

TEXAS GENCO LLC
CONSOLIDATED STATEMENT OF CASH FLOWS
(in millions)

Period from
Inception
(July 19,
2004)
to December
31,
2004
Cash flows from operating activities:
Net loss	$(20.1)
Adjustments to reconcile net loss to net cash Provided by operating activities:
Depreciation and amortization	12.6
Amortization of contractual obligations	(13.7)
Amortization of deferred financing costs	27.3
Derivative hedge ineffectiveness	3.6
Change in assets and liabilities net of effects from Initial Acquisition:
Trade and other accounts receivable	95.7
Inventory	(0.8)
Prepayments and other assets	(20.8)
Trade accounts payable	53.2
Accrued liabilities	(64.9)
Deferred revenue	(47.3)
Other liabilities	11.2

Net cash provided by operating activities	$36.0

Cash flows from investing activities:
Payment for Initial Acquisition, no cash acquired	(2,854.7)
Additions to construction in progress	(5.7)

Net cash provided by investing activities	$(2,860.4)

Cash flows from financing activities:
Long-term borrowings	2,275.0
Short-term borrowings	40.0
Repayments of short-term borrowings	(40.0)
Deferred financing costs	(144.8)
Advances from sponsors	6.4
Repayments to sponsors	(6.4)
Equity contributions from members	780.1

Net cash provided by financing activities	$2,910.3

Net increase in cash and cash equivalents	85.9
Cash and cash equivalents at beginning of period	—

Cash and cash equivalents at end of period	$85.9

See Notes to the Company’s consolidated financial statements.

TEXAS GENCO LLC
CONSOLIDATED STATEMENT OF MEMBERS’ EQUITY
AND ACCUMULATED OTHER COMPREHENSIVE LOSS
(in millions)

		Accumulated
		Other		Total
	Contributed	Comprehensive	Accumulated	Members’	Comprehensive
	Capital	Income	Deficit	Equity	Loss

Balance, Inception (July 19, 2004)	$—	$—	$—	$—	$—
Initial contribution from members (156.5 million units)	780.6	—	—	780.6	—
Other contributed capital	(0.5)	—	—	(0.5)	—
Net loss	—	—	(20.1)	(20.1)	(20.1)
Other comprehensive income — unrealized gain on cash flow hedge	—	11.6	—	11.6	11.6

Balance, December 31, 2004	$780.1	$11.6	$(20.1)	$771.6	$(8.5)

See Notes to the Company’s consolidated financial statements.

TEXAS GENCO LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(1) Background; Basis of Presentation and Acquisition
     (a) Background
     Texas Genco LLC (the “Company”) was formed under Delaware law on July 19, 2004 (“Inception”) with the name GC Power Acquisition LLC. The name change to Texas Genco LLC was effected on November 24, 2004.
     In total, the Company owns and operates 60 generation units at 11 fossil fuel-fired power generation plants. At January 1, 2005, the aggregate net generation capacity of the Company’s portfolio of assets was 13,396 megawatts (“MW”), of which 4,077 MW represented low marginal cost base load capacity. The Company generated 1,564,630 megawatt hours during the period from December 16 to December 31, 2004.
     The Company is a wholesale electric power generation company engaged in the ownership and operation of a diverse portfolio of power plants in the state of Texas. As a result of the Initial Acquisition, the Company is the second-largest generation company within the Electric Reliability Council of Texas, Inc. (“ERCOT”) market and the largest power generator in ERCOT’s Houston Zone (see Note 2(i) for a discussion of goodwill and intangible assets). The Company sells power and related products to wholesale purchasers, such as retail power providers, power trading organizations, municipal utilities, electric power co-operatives, and other power generation companies. The substantial majority of the Company’s revenues and cash flows are realized from the sale of power from eight electric generating units at its two solid fuel base load power plants. The Company expects these plants to operate nearly 100% of the time they are available due to their low marginal costs relative to natural gas-fired plants. A substantial portion of the output of the Company’s solid fuel base load plants is sold forward under contracts that provide predictable revenue streams during the contract term and mitigate its overall exposure to changes in wholesale power prices. At December 31, 2004, the Company had approximately 81% of its available solid fuel base load capacity for 2005, 72% for 2006, 79% for 2007, 63% for 2008 and 8% for 2009 sold forward under contracts at fixed prices or hedged through a natural gas price swap agreement. Consistent with the Company’s strategy of matching fuel purchases with power sales, it has also entered into a series of forward contracts to purchase fuel for its solid fuel base load plants. In addition to the Company’s two base load plants, it also owns and operates a portfolio of intermediate, cycling and peaking natural gas-fired units in ERCOT’s Houston Zone that provide additional opportunities to capture revenues both in support of system reliability and during periods of peak demand.

TEXAS GENCO LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(1) Background; Basis of Presentation and Acquisition (Continued)
     (b) Basis of Presentation
     The Company’s consolidated financial statements include the accounts of all majority-owned, controlled subsidiaries after the elimination of all significant intercompany accounts and transactions.
     (c) Acquisition
     On July 21, 2004, the Company entered into a Transaction Agreement (“the Transaction Agreement”) to acquire Texas Genco Holdings, Inc.’s (“Holdings”) non-nuclear electric generating assets and, after and subject to receipt of regulatory approval, 100% of Texas Genco Holdings, Inc.’s stock. Pursuant to the Transaction Agreement, the Company agreed to effect this acquisition in several steps. Holdings conducted substantially all of its business operations through Texas Genco, LP (“Genco”), one of its indirect wholly owned subsidiaries. On December 13, 2004, Holdings caused Genco to merge with Texas Genco II, LP (“Genco II”), a newly formed indirect wholly owned subsidiary of Holdings, in a multi-survivor merger under Texas law in which both Genco and Genco II survived. As a result of the merger and in accordance with the Transaction Agreement, all of Texas Genco Holdings, Inc.’s nuclear assets and liabilities, which relate primarily to the partial undivided interest in the assets of the South Texas Project Electric Generating Station (“STP”), and its available cash remained with Genco, and all of its Non-Nuclear Assets (as defined below) and liabilities, which relate primarily to the coal, lignite and natural gas-fired generation plants, were allocated to Texas Genco II.
     On December 15, 2004, the Company acquired all of the Non-Nuclear Assets (other than cash) and liabilities of Holdings (the “Non-Nuclear Assets”) through a merger of one of its indirect wholly owned subsidiaries with and into Genco II. The results of the Non-Nuclear Assets operations are included in the consolidated financial statements since that date. Simultaneously with that merger, the Company acquired Texas Genco Services, LP, one of Texas Genco Holdings, Inc.’s operating subsidiaries that owned certain assets unrelated to the wholesale generation business and which the Company refers to as “Texas Genco Services,” through another merger of one of its indirect wholly owned subsidiaries with and into Texas Genco Services. As a result of these mergers (the “Initial Acquisition”), Genco II and Texas Genco Services became indirect wholly owned subsidiaries of the Company and the Company indirectly owns the Non-Nuclear Assets formerly owned by Holdings.
     The purchase price for the Initial Acquisition was $2,854.7 million, which includes $2,813.0 million cash, paid to Holdings and $41.7 million of acquisition costs. The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the acquisition date (in millions):

TEXAS GENCO LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(1) Background; Basis of Presentation and Acquisition (Continued)

Current assets	$367.5
Goodwill	820.1
Property, plant and equipment	2,441.0
Other intangibles	820.3
Other non-current assets	8.4

TOTAL ASSETS ACQUIRED	$4,457.3

Current liabilities	(269.3)
Benefit obligations	(145.4)
Contractual obligations—Power sales contracts	(880.0)
Contractual obligations—Coal purchase contracts	(296.0)
Other non-current liabilities	(11.9)

TOTAL LIABILITIES ASSUMED	(1,602.6)

NET ASSETS ACQUIRED	$2,854.7

     The allocation of the purchase price includes the assumption of contractual obligations associated with power sales agreements that were below market rates by approximately $880 million as of the acquisition date and coal supply agreements with contractual prices in excess of then current market prices by approximately $296 million. These values have been established as liabilities in the purchase price allocation, and the values will be amortized over the lives of the respective contracts to neutralize the income effect of the unfavorable contract pricing. See Note 2(i) for further discussion of intangible assets. After giving effect to the Initial Acquisition as if it had occurred as of January 1, 2004, unaudited pro forma revenues, operating income, and net income would have been $2,333.9 million, $521.6 million, and $322.5 million for the year ended December 31, 2004, respectively.
     The final purchase price allocation and estimated useful life of intangible assets are subject to refinement for changes in the Company’s preliminary assumptions and analyses. The Company is in the process of obtaining a third party valuation of certain natural gas-fired electric generating facilities, emission allowances, customer-related intangible assets, goodwill and plant decommissioning costs or retirement obligations. Additionally, the Company is in the process of implementing a plan to reduce its workforce. The Company expects that involuntary termination costs associated with the workforce optimization plan will be included in the allocation of the acquisition cost when such amounts are estimable. See Note 8 for further discussion of the workforce optimization plan. The Company will utilize this information to make a final assessment of its purchase price allocation.
     Contingent upon the satisfaction of certain conditions, including but not limited to, the approval by the Nuclear Regulatory Commission (“NRC”) of any indirect license transfer, HPC Merger Sub, Inc., one of the Company’s indirect wholly owned subsidiaries, will merge into Holdings, for a purchase price of $700.0 million (the “Nuclear Acquisition”), with Holdings surviving as the Company’s wholly owned subsidiary. As a

TEXAS GENCO LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(1) Background; Basis of Presentation and Acquisition (Continued)
result of this merger, the Company would become the indirect owner of the 30.8% undivided interest in the assets of STP. The Company expects the Nuclear Acquisition to occur on or prior to April 30, 2005. The Company intends to finance the $700.0 million Nuclear Acquisition with $475.0 million of borrowings under the delayed draw term loan portion of our Credit Agreement, an additional cash equity investment of $117.5 million by the Members and approximately $107.0 from a combination of cash on hand or revolver borrowings. See Note 3 for a description of the delayed draw term loan and the revolving credit facility.
(2) Summary of Significant Accounting Policies
     (a) Use of Estimates
     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the use of estimates and assumptions that affect the amounts the Company reports as assets, liabilities, revenues and expenses and its disclosures in these financial statements. Actual results can, and often do, differ from those estimates. Critical estimates include the determination of the fair value of assets acquired and liabilities assumed through a business combination.
     (b) Cash and Cash Equivalents
     The Company considers short-term investments with an original maturity of three months or less to be cash equivalents.
     The following represents the Company’s consolidated cash flow information as of and for the period ended December 31, 2004:

(in millions)
Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest (excluding $29,000 of interest capitalized)	$0.1
     (c) Allowance for Doubtful Accounts
     The Company establishes provisions for losses on trade and other accounts receivable if it determines that it will not collect all or part of the outstanding balance. The Company reviews collectibles and establishes or adjusts its allowance as necessary using the specific identification method. There were no uncollectible trade or other accounts receivable balances outstanding at December 31, 2004.
     (d) Inventory
     Inventory consists principally of materials and supplies, coal and lignite, natural gas and fuel oil. Inventories used in the production of electricity are valued at the lower of

TEXAS GENCO LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(2) Summary of Significant Accounting Policies (Continued)
average cost or market except for coal and lignite, which are valued under the last-in, first-out method, and recorded at the fair value of the assets acquired. Below is a detail of inventory:

December 31,
2004
(in millions)
Materials and supplies	$50.1
Coal and lignite	39.1
Natural gas	33.0
Fuel oil	6.2

Total inventory	$128.4

     If coal and lignite inventories were valued at their current replacement cost, at December 31, 2004, total inventory would have increased by approximately $1.2 million.
     (e) Property, Plant and Equipment
     The Company’s property, plant and equipment is recorded at fair value as of the date of acquisition (see Note 1(c)). The Company capitalizes the major units of property replacements or improvements. Repair and maintenance costs are recorded as expense in the period incurred. The following table presents the Company’s property, plant and equipment by type, depreciation method (straight-line) and depreciable lives:

	Estimated	December
	Useful	31,
	Lives	2004
	(Years)	(in millions)
Coal and lignite-fired generation facilities	25	$2,325.1
Natural gas-fired generation facilities	15	25.7

Total		2,350.8
Accumulated depreciation and amortization		(7.1)

		2,343.7
Land	—	79.5
Construction work in progress	—	16.4

Total property, plant and equipment, net		$2,439.6

     When the Company retires an asset, it reduces property, plant and equipment for its original cost, less accumulated depreciation and salvage value, and recognizes any gain or loss.

TEXAS GENCO LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(2) Summary of Significant Accounting Policies (Continued)
     (f) Depreciation
     Depreciation is computed using the straight-line method based on estimated economic useful lives. Depreciation expense for the period ended December 31, 2004 was $7.1 million.
     (g) Capitalized Interest
     The Company capitalizes a carrying cost on funds invested in its construction of long-lived assets. This carrying cost consists of an interest cost of the investment financed by debt and is based on the average cost of the debt. Capitalized interest is reflected as a reduction to interest expense in the consolidated statement of operations. Capitalized interest for the period from inception to ended December 31, 2004 was $29,000.
     (h) Long-Lived Assets
     The Company applies the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” to account for asset impairments. Under this standard, the Company evaluates an asset for impairment when events or circumstances indicate that its carrying value may not be recovered. The determination of whether an impairment has occurred is based on an estimate of undiscounted cash flows attributable to the assets, as compared to the carrying value of the assets. An impairment analysis of generating facilities requires estimates of possible future market prices, load growth, competition and many other factors over the lives of the facilities. No impairment has been recorded in the period from Inception to December 31, 2004.
     (i) Goodwill and Other Intangible Assets
     The Company’s intangible assets consist of goodwill resulting from the Initial Acquisition of approximately $820.1 million and other intangible assets. The Company applies SFAS No. 142, Goodwill and Other Intangible Assets, to account for these intangibles. Under these standards, we recognize goodwill separately from other intangible assets. In addition, goodwill and intangibles that have indefinite lives are not amortized. The Company has one indefinite lived intangible asset of $13.2 million associated with certain acquired water rights. Also, goodwill and indefinite lived intangible assets are periodically tested for impairment, at least annually on November 30, 2004 and whenever an event occurs that indicates that an impairment may have occurred. The goodwill of approximately $820.1 million at December 31, 2004 is not deductible for tax purposes.
     The following table presents the Company’s amortizable intangible assets and unamortizable intangible asset as a result of the Initial Acquisition and their respective estimated weighted-average useful lives at December 31, 2004 (in millions):

TEXAS GENCO LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(2) Summary of Significant Accounting Policies (Continued)

	Acquired			Total
	Customer		Steam	Finite-
	Forward		and	Lived	Water
	Sales	Emission	Water	Intangible	Rights
Other Intangibles, net:	Contracts	Allowances	Contracts	Assets	Contract	Total

Average amortization period (years)	4-5	15	11-22		—
Carrying value at December 31, 2004	$384.3	$411.0	$11.8	$807.1	$13.2	$820.3
Less: accumulated amortization	(4.6)	(0.9)	—	(5.5)	—	(5.5)

Carrying value, net, at December 31, 2004	$379.7	$410.1	$11.8	$801.6	$13.2	$814.8

	Acquired			Total
	Customer		Steam	Finite-
	Forward		and	Lived
	Sales	Emission	Water	Intangible
	Contracts	Allowances	Contracts	Assets

Expected amortization for the next five years and in total thereafter:
2005	$104.7	$26.1	$0.6	$131.4
2006	78.9	26.5	0.6	106.0
2007	103.4	26.5	0.6	130.5
2008	82.3	26.5	0.6	109.4
2009	10.4	26.5	0.6	37.5
Thereafter	—	278.0	8.8	286.8

Total	$379.7	$410.1	$11.8	$801.6

     The Company amortizes all finite lived intangible assets over their respective estimated useful life. Acquired forward sales contracts represent all firm forward base load capacity power sales at the Initial Acquisition date, the longest of which has a useful life of five years, which represents the number of years for which the power has been sold forward. The value of the acquired forward sales contracts is based on contractual prices and volumes on December 15, 2004. Pursuant to the Clean Air Act Amendments of 1990, the acquired power plants are entitled to receive allowances to emit sulfur dioxide and oxides of nitrogen. These allowances or permits are transferable by the Company. The Company amortizes air emission allowances on a units of production basis as utilized. Steam and water contracts consist of a water rights agreement and a steam contract that have estimated useful lives of 22 and 11 years, respectively. Amortization expense for finite lived intangible assets for the period ended December 31, 2004 was $5.5 million, comprised of approximately $4.6 million for acquired forward sales contracts, $.9 million for emission allowances and $24,000 for steam and water contracts.
     In connection with the Initial Acquisition, the Company recorded the fair value of certain power sales and coal contracts assumed. The Company estimated the fair value of these contracts using market value as of the acquisition date over the life of each contract.

TEXAS GENCO LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(2) Summary of Significant Accounting Policies (Continued)
     These contracts had negative fair values at the date of acquisition and were recorded as contractual obligations in the consolidated balance sheet. These contractual obligations are amortized to revenues and fuel expense, as applicable, based on the estimated realization of the fair value established on the acquisition date over the contractual lives. The Company amortized $12.3 million of assumed out-of-the-money contracts as an increase to revenues and $1.5 million as a decrease to fuel expense for the period ended December 31, 2004 (see Note 2(p)).
     (j) Deferred Financing Costs
     At December 31, 2004, deferred financing costs for the Senior Notes and Credit Agreement (see Note 3) were $53.7 million and $63.7 million, respectively. The deferred financing costs for the Senior Notes and the Credit Agreement are amortized over the life of the related debt, ranging from five to ten years, using the effective interest rate method (see Note 3). Amortization expense for the period ended December 31, 2004 for the Senior Notes and Credit Agreement was $0.2 million and $0.8 million, respectively.
     (k) Revenue Recognition
     Our primary revenues are from sales of physically delivered electricity from our facilities. Capacity payments, which are paid under certain power sales arrangements, are received prior to the month of delivery and are recognized in the month in which the related energy is delivered. Energy payments are received in the month subsequent to delivery and are recognized in the month in which the related energy is delivered.
     (l) Income Taxes
     The Company is a limited liability company that is treated as a partnership for federal income tax purposes and is therefore not subject to federal income taxation. Profits or losses are subject to taxation at the member interest level.
     (m) Derivative Instruments
     The Company is subject to SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities (“SFAS No. 133”), which establish accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. These statements require that derivatives be recognized at fair value on the balance sheet and that changes in fair value of such derivatives be recognized either currently in earnings or deferred as a component of other comprehensive income. For a derivative not designated as a hedging instrument, the gain or loss is recognized in earnings in the period it occurs. Cash flow hedges are those derivatives designated to hedge exposure to variability in expected future cash flows. Changes in the fair value of cash flow hedges, to the extent there is a high

TEXAS GENCO LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(2) Summary of Significant Accounting Policies (Continued)
correlation between price movements in the derivative and the item designated as being hedged, are recognized as a component of comprehensive income until the expected cash flow occurs. At such time, previously recognized amounts within comprehensive income are reversed, and the change in the fair value of the derivative is recognized within earnings.
     Changes in the fair value of these derivative instruments are recognized as a component of other comprehensive income to the extent that the market value of these instruments offsets changes in the value of the designated hedged transaction. Any ineffectiveness of this hedging relationship is immediately recognized in earnings.
     If it becomes probable that an anticipated transaction will not occur, the Company realizes through earnings the deferred gains and losses recognized in accumulated other comprehensive income (loss). Once the anticipated transaction occurs, the accumulated deferred gain or loss recognized in accumulated other comprehensive income (loss) is reclassified and included in earnings. Cash flows resulting from these derivative hedges are included in the consolidated statement of cash flows in the same category as the item being hedged.
     A significant portion of the Company’s contracts qualify and have been designated as normal purchases and normal sales, as defined by SFAS No. 133, as amended. As a result, these contracts are not required to be recorded on the consolidated balance sheet at their fair values and any fluctuations in these values are not required to be reported within earnings. In order to qualify as normal purchases and normal sales, the probability of physical delivery from the Company’s generation plants, in the case of electricity sales, and to its generation plants, in the case of natural gas contracts, is required over the life of the contract. Historically, forward sales through the capacity auctions have met the respective criteria and therefore changes to fair value of these forward sales have not been recognized in the consolidated financial statements. The Company does not expect the accounting for these transactions to change.
     The Company entered into a natural gas price swap agreement in December 2004 to sell 36.5 million MMBtu of natural gas in 2006 at a fixed price, with the Company as the floating price payor. This price swap agreement is considered a derivative and is treated as a cash flow hedge for accounting purposes. This transaction hedges the Company’s exposure to variability in expected future cash flows from fluctuations in the sale of power, which is highly correlated with natural gas prices in ERCOT. Pursuant to SFAS No. 133, the fair value of the derivative instrument designated as a cash flow hedge is recorded as an asset or liability on the consolidated balance sheet with the offset reported as part of other comprehensive income, to the extent that the hedge is effective, with any ineffectiveness being reflected in earnings. The fair market value of the natural gas price swap agreement was $8.0 million at December 31, 2004. The change in the fair value of the natural gas price swap agreement from inception of the agreement to December 31, 2004 was $14.9 million, which resulted in $3.3 million of ineffectiveness being recognized in

TEXAS GENCO LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(2) Summary of Significant Accounting Policies (Continued)
earnings. The remaining effective portion of the hedge of $11.6 million was recorded as other comprehensive income at December 31, 2004.
     (n) Environmental Costs and Other Contingencies
     The Company records liabilities when its environmental assessments indicate that remediation efforts are probable, and the costs can be reasonably estimated. The Company recognizes a current period expense for the liability when clean-up efforts do not benefit future periods. It capitalizes costs that benefit more than one accounting period, except in instances where separate agreements or legal or regulatory guidelines dictate otherwise. Estimates of its liabilities are based on currently available facts, existing technology and presently enacted laws and regulations taking into consideration the likely effects of other societal and economic factors, and include estimates of associated legal costs. These amounts also consider prior experience in remediating contaminated sites, other companies’ clean-up experience and data released by the Environmental Protection Agency or other organizations. These estimates are subject to revision in future periods based on actual costs or new circumstances and are included in the Company’s consolidated balance sheet in other current and long-term liabilities at their undiscounted amounts (see Note 2 (p)). The Company evaluates recoveries from insurance coverage or government sponsored programs separately from its liability and, when recovery is assured, it records and reports an asset separately from the associated liability in its consolidated financial statements.
     The Company recognizes liabilities for other contingencies when it has an exposure that, when fully analyzed, indicates it is both probable that an asset has been impaired or that a liability has been incurred and the amount of impairment or loss can be reasonably estimated. Funds spent to remedy these contingencies are charged against a reserve, if one exists, or expensed. When a range of probable loss can be estimated, the Company accrues the most likely amount or, if not determinable, the minimum of the range of probable loss.
     (o) Pension Plan
     On December 23, 2003, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 132 (Revised 2003), Employer’s Disclosures about Pensions and Other Postretirement Benefits. This standard increases the existing disclosure requirements by requiring additional detail about pension plan assets, benefit obligations, cash flows, benefit costs and related information. Companies are required to segregate plan assets by category, such as debt, equity and real estate, and to provide certain expected rates of return and other informational disclosures. SFAS No. 132 also requires companies to disclose various elements of pension and postretirement benefit costs in interim period financial statements for quarters beginning after December 15, 2003 (see Note 5). In December 2003, the United States Congress passed the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the Act), which will become effective in 2006. The Act contains incentives for the Company, if it continues to provide prescription drug benefits for its retirees, through the provision of a non-taxable

TEXAS GENCO LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(2) Summary of Significant Accounting Policies (Continued)
     reimbursement to the Company of specified costs. The Company has many different alternatives available under the Act, and, until clarifying regulations are issued with respect to the Act, the Company is unable to determine the financial impact. On January 12, 2004, the FASB issued FASB Staff Position (“FSP”) FAS 106-1, Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (FAS 106-1). FSP FAS 106-1 did not have a significant impact on the Company’s consolidated financial statements.
     (p) Contractual Obligations
     Power Sales. As part of the allocation of the purchase price for the Initial Acquisition (see Note 1 (c)), approximately $880.0 million was identified as an assumed liability at that date for assumed out-of-market power contracts. The liability arises as a result from calculating the difference between the market value of the forward sales power contracts as of December 15, 2004, versus the contracts’ value based on the contract price and volumes as of December 15, 2004. Market prices were above the contract prices resulting in a liability being recorded. The total contract volumes were approximately 129.2 million megawatt hours of fixed price forward power sales at December 15, 2004. The liability is being amortized over the life of the contracts as the fixed price forward power sales are realized. Amortization of the liability was approximately $12.3 million for the period ended December 31, 2004. The following table reflects the expected amortization of the liability for the next five years and thereafter (in millions):

Contractual Obligations — Power Contracts	$880.0
Less: accumulated amortization	(12.3)

Contractual Obligations — Power Contracts, net	$867.7

Expected amortization of assumed out-of-market power contracts for the next 5 years and in total thereafter are as follows:

2005	$239.3
2006	180.3
2007	236.2
2008	188.1
2009	23.8
Thereafter	—

Total Contractual Obligations — Power Contracts, net	$867.7

     Coal Purchases. As part of the allocation of the purchase price for the Initial Acquisition (see Note 1), approximately $296.0 million was identified as an assumed liability at that date for assumed out-of-market coal purchase contracts. The liability arises as a result of calculating the difference between the market value of the coal contracts as of December 15, 2004, versus the contracts’ value based on the contract price and volumes as of December 15, 2004. Market prices were below the contract prices resulting in a liability being recorded. The total estimated contract volumes were approximately 35.9 million tons

TEXAS GENCO LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(2) Summary of Significant Accounting Policies (Continued)
of fixed price coal purchases at December 15, 2004. The liability is being amortized over the life of the contracts as the fixed price coal purchases are realized. Amortization of the liability was approximately $1.5 million for the period ended December 31, 2004. The following table reflects the expected amortization of the liability for the next five years and thereafter (in millions):

Contractual Obligations — Coal Contracts	$296.0
Less: accumulated amortization	(1.5)

Contractual Obligations — Coal Contracts, net	$294.5

Expected amortization of assumed out-of-market coal contracts for the next 5 years and in total thereafter are as follows:

2005	$56.1
2006	56.1
2007	56.1
2008	56.1
2009	56.1
Thereafter	14.0

Total Contractual Obligations — Coal Contracts, net	$294.5

     (q) Asset Retirement Obligations
     The Company accounts for asset retirement obligations pursuant to SFAS No. 143, “Accounting for Asset Retirement Obligations” (“SFAS No. 143”). SFAS No. 143 requires the fair value of an asset retirement obligation to be recognized as a liability is incurred and capitalized as part of the cost of the related tangible long-lived assets. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. As of December 31, 2004, the Company had accrued an asset retirement obligation of $6.2 million towards its obligation for the final reclamation of the lignite mine operations which supply the Limestone electric generation facility. Retirement obligations associated with long-lived assets included within the scope of SFAS No. 143 are those for which a legal obligation exists under enacted laws, statutes and written or oral contracts, including obligations arising under the doctrine of promissory estoppel. In connection with the Initial Acquisition, the Company is in the process of identifying any additional asset retirement obligations.
     The following represents the balance of the asset retirement obligation as of the date of the Initial Acquisition and the additions and accretion of the asset retirement obligation for the year ended December 31, 2004:

	Balance,
	Initial							Balance
	Acquisition	Liabilities	Liabilities				Cash Flow	December 31,
	Date	Incurrence	Settled	Accretion			Revision	2004
	(in millions)
Lignite mine	$6.2	—	—	$	—(*	)	—	$6.2

*	Accretion for the period ended December 31, 2004 was approximately $0.034 million.

TEXAS GENCO LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(2) Summary of Significant Accounting Policies (Continued)
     (r) Assets Held for Sale
     The Company has determined that certain assets known as the Texas Genco Fuels Pipeline and the North Dayton Gas Storage Facility are not strategic assets for the business, and sales of these facilities are expected during 2005. The book values of the Texas Genco Fuels Pipeline and the North Dayton Gas Storage Facility have been recorded at their fair value less estimated costs to sell of $36.3 million and $31.0 million, respectively, as of December 31, 2004, and have been reflected as assets held for sale on the consolidated balance sheet.
     (s) Unit-Based Compensation
     The Company has established a unit option incentive plan for key executives. Under this plan, the exercise price of the unit option is $5 per unit, which is the estimated value of the underlying unit on the grant date. The Company has granted 2,565,000 unit options that have a 10 year life and vest, subject to the participant’s continued employment, in approximately 1/5 increments on each anniversary date of the grant. The Company has also granted 1,975,500 unit options with a 10 year life which only vest upon successfully achievement of established return targets over a five year performance period. An additional 400,000 unit options have been granted which are fully vested and also have a 10 year life. These options cannot be exercised or transferred unless certain future events occur, which include equity sales by the current equity holders of the Company.
     The Company complies with the disclosure requirements of SFAS No. 123, Accounting for Stock-Based Compensation, as amended by SFAS No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure; however, the Company has elected to continue to apply the provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. The Company uses the intrinsic value method to account for stock-based employee compensation, however, there is a requirement to disclose pro forma net income or loss as if the Company had applied the fair value methods prescribed by SFAS No. 123.
     In order to determine a fair value of the options granted, a traditional option pricing model approach was employed which indicated a fair value as of the date of grant of approximately $8.5 million, based on model input assumption terms which include a term of ten years, no volatility and an interest rate of approximately 4.25%. Because the options granted by the Company have significant vesting and exercise restrictions, the Company believes that the traditional option pricing model approach overstates the fair value of the options on the grant date. However, considering the traditional model-derived option fair value on the grant date, the result would not have a material impact to the pro forma results of operations.

TEXAS GENCO LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(2) Summary of Significant Accounting Policies (Continued)
     (t) Business Segments
     The Company manages the business as one reportable segment. This one reportable segment is an electric power generation business that conducts all of its operations within ERCOT.
     (u) Loss Per Unit
     The Company’s basic and diluted loss per unit is calculated by dividing the weighted average units outstanding at the end of the period into the net loss.
     At December 31, 2004 Texas Genco LLC had 156,474,213 weighted average units outstanding. 4,540,000 unit options outstanding at December 31, 2004 were not included in the loss per unit calculation because their effect was anti-dilutive as a result of the loss for the period.
(3) Senior Notes and Credit Agreement
     The Company’s long-term funded financing obligations outstanding consisted of the following as of December 31, 2004:

(in millions)
Long-term debt:
6.875% Senior Notes, due 2014	$1,125.0
Initial Term Loan Facility, due 2011	1,150.0
Subtotal	2,275.0
Less:
Current maturities	(11.5)

Total long-term financing obligations, less current maturities	$2,263.5

Aggregate maturities of the principal amounts of long-term financing obligations for the next five years and in total thereafter are as follows:

2005	$11.5
2006	11.5
2007	11.5
2008	11.5
2009	11.5
Thereafter	2,217.5

Total long-term financing obligations, including current maturities	$2,275.0

     Credit Agreement
     On December 14, 2004, the Company executed a Credit Agreement with several lenders, under which various credit facilities were made available to the Company (all facilities collectively, the “Credit Agreement”). Substantially all of the Company’s assets are pledged as collateral to the Credit Agreement lenders. All payments under the Credit Agreement are jointly and severally, and unconditionally guaranteed by the Company’s existing and subsequently acquired or organized restricted domestic subsidiaries. The

TEXAS GENCO LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(3) Senior Notes and Credit Agreement (Continued)
     Credit Agreement includes: a $1,150.0 million senior secured term loan facility which was used to fund in part the Initial Acquisition; a $475.0 million senior secured delayed draw term loan facility to be used to fund the Nuclear Acquisition; a $325.0 million senior secured revolving credit facility, which is also available as a letter of credit facility, to be used for on-going working capital requirements and for general corporate purposes, including to fund the Nuclear Acquisition or the STP Call (as defined below); a $200.0 million senior secured base letter of credit facility to be used to provide letters of credit to support the Company’s commodity hedging obligations; and a $344.3 million senior secured special letter of credit facility to be used to provide letters of credit to support our and our affiliates’ hedging obligations in respect of the power purchase agreement with Goldman, Sachs & Co. (“Goldman Sachs”) (see Note 4 to our consolidated financial statements included in Item 8) and to support the Company’s hedging obligations in respect of other commodity hedging obligations. The delayed draw term loan facility may only be utilized in a single drawing, to finance the Nuclear Acquisition or in an amount not to exceed $200.0 million, if the Company elects to redeem a like amount of Senior Notes if the Nuclear Acquisition does not occur (“STP Call”). If neither the Nuclear Acquisition is consummated nor the STP Call exercised on or prior to April 30, 2006, the commitments of the lenders under the delayed draw term loan facility will expire at such time.
     The term loan facility and, if funded, the delayed draw term loan facility will each mature on December 14, 2011 and each such facility provides for quarterly amortization payments in an aggregate amount equal to 1% of the original principal amount of such facility per year, with the balance to be repaid in full at maturity. Each of the revolving credit facility, the base letter of credit facility and the special letter of credit facility will expire on December 14, 2009. The Company may borrow, repay and reborrow the total amount of the revolving credit facility until its maturity.
     The Credit Agreement requires the Company to prepay loans outstanding under the term loan facility and, if funded, the delayed term loan draw facility, subject to certain exceptions and basket amounts, with excess cash flow, with the net cash proceeds it receives in the event of certain asset sales and casualty and condemnation events and with the net cash proceeds it receives upon its incurrence of certain indebtedness by the Company or its restricted subsidiaries. The foregoing mandatory prepayments will be applied without penalty or premium (except for breakage costs, if any) and will be applied on a pro rata basis between the term loan facility and, if funded, the delayed draw term loan facility and will be applied to scheduled amortization payments due within the 12 months following the prepayment event and then to remaining amortization amounts on a pro rata basis.

TEXAS GENCO LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(3) Senior Notes and Credit Agreement (Continued)
     Borrowings under the Credit Agreement bear interest, at the Company’s option, at either:
•	a base rate, plus the applicable interest rate margin; or

•	a reserve adjusted Eurodollar rate on deposits for one-, two-, three-, six-, nine- or twelve-month periods (in the case of nine or twelve months, to the extent available to all applicable lenders), plus the applicable interest rate margin. The interest rate applicable to the Credit Agreement was 4.53% at December 31, 2004.
     The applicable interest rate margin on loans made under the term loan facility and the delayed draw term loan facility is currently 1.00% for base rate loans under each such facility and 2.00% for Eurodollar rate loans under each such facility. The applicable interest rate margin on loans made under the revolving credit facility is currently 1.25% for base rate loans and 2.25% for Eurodollar loans. The applicable interest rate margin on loans made under the revolving credit facility is subject to downward adjustment based on a schedule that corresponds to the aggregate principal amount of loans repaid under the term loan facility and, if funded, the delayed draw term loan facility. The applicable interest rate on loans made under the term loan facility and, if funded, the delayed draw term loan facility is subject to adjustment based upon the achievement of certain credit ratings in respect of such facilities. Interest expense under the term loan facility was $2.4 million for the period ended December 31, 2004.
     The Credit Agreement provides for the payment to the lenders of commitment fees equal to 0.5% per annum of the undrawn portion of the revolving credit facility, the base letter of credit facility and the special letter of credit facility and 1.25% per annum on the undrawn portion of the delayed draw term loan facility. The commitment fees are paid quarterly in arrears. For the period ended December 31, 2004, commitment fees for the revolving credit facility, base letter of credit facility, special letter of credit facility and delayed draw term loan facility were approximately $0.4 million in the aggregate.
     The Credit Agreement provides for the payment of fees on letters of credit that are issued under the revolving credit facility, the base letter of credit facility and the special letter of credit facility. Fees payable on letters of credit issued under the revolving credit facility are calculated by multiplying (x) the stated face amount of the letters of credit issued under the revolving credit facility with (y) the applicable interest rate margin for loans bearing interest at the Eurodollar rate under the revolving credit facility. Fees payable on letters of credit issued under the base letter of credit facility are equal to (x) the stated face amount of the letters of credit issued under the base letter of credit facility multiplied by (y) 2.25%, subject to downward adjustment based on a schedule that corresponds to the aggregate principal amount of loans repaid under the term loan facility and, if funded, the delayed draw term loan facility. Fees payable on letters of credit issued under the special letter of credit facility to support that certain power purchase agreement with Goldman

TEXAS GENCO LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(3) Senior Notes and Credit Agreement (Continued)
Sachs and certain other hedging agreements are in amounts equal to the sum of (A) (x) the stated amount of such letters of credit issued under the special letter of credit facility multiplied by (y) 1.00% and (B) (x) the average daily mark-to-market exposure of our hedging counterparties who are the beneficiaries of such letters of credit (or, if less, the stated face amount of letters of credit issued under the special letter of credit facility) multiplied by (y) 1.00%. Fees payable on letters of credit issued under the special letter of credit facility to support power purchase agreements with other hedging counterparties are equal to (x) the stated amount of such letters of credit issued under the special letter of credit facility to other hedging counterparties multiplied by (y) 2.00%, subject to downward adjustment based on the achievement of certain credit ratings for the term loan facility and the delayed draw term loan facility.
     All letter of credit facilities provide for the payment of an additional fee to the fronting bank. Fronting and fees paid in respect of issued letters of credit under the special letter of credit facility were $0.3 million in the aggregate for the period ended December 31, 2004.
     The following table summarizes used and available portions of the various credit facilities made available to the Company under the Credit Agreement at December 31, 2004:

			Face
			Amount
			of
			Letters
			of
	Commitment	Amounts	Credit	Total
Facility:	Amount	Borrowed	Issued	Unused
	(in millions)
Initial Term Loan Facility, due 2011	$1,150.0	$1,150.0	$ N/A	$—
Delayed Draw Term Loan Facility, due 2011	475.0	—	N/A	475.0
Revolving Credit Facility, due 2009	325.0	—	—	325.0
Base Letter of Credit Facility, due 2009	200.0	N/A	—	200.0
Special Letter of Credit Facility, due 2009	344.3	N/A	344.3	—

Total	$2,494.3	$1,150.0	$344.3	$1,000.0

     In connection with the financing of the Initial Acquisition and the Nuclear Acquisition, the Company received a commitment from affiliates of Goldman Sachs, Morgan Stanley, Deutsche Bank Securities and Citigroup to provide it with up to $1,375.0 million of high yield bridge loans to finance a portion of the Initial Acquisition purchase price in the event that the Company was unable to issue the Senior Notes (as defined below) at the time of consummation of the Initial Acquisition. In connection with such commitment, the Company paid to such affiliates a commitment fee of 1.0% of the total amount of such bridge loan commitment. The funding of the bridge loans, however, was not required in connection with the consummation of the Initial Acquisition and the commitment of such affiliates terminated when the Senior Notes were issued.

TEXAS GENCO LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(3) Senior Notes and Credit Agreement (Continued)
Senior Notes
     On December 14, 2004, the Company and Texas Genco Financing Corp., its wholly owned subsidiary, co-issued unsecured 6.875% Senior Notes due December 15, 2014 (the “Senior Notes”), in an aggregate principal amount of $1,125.0 million. Interest on the Senior Notes is payable semiannually in arrears on December 15 and June 15, commencing June 15, 2005. Pursuant to the indenture under which the Senior Notes were issued (the “Indenture”), on or before December 15, 2007, the Company, may, at its option, use the net proceeds from one or more equity offerings to redeem up to 40% of the aggregate principal amount of the Senior Notes less any Senior Notes redeemed to the STP Call (as defined below) originally issued at a price equal to 106.875% of their principal amount plus accrued and unpaid interest to the redemption date. Before December 15, 2009, the Company may redeem all or a portion of the Senior Notes at a price equal to 100% of the principal amount of the Senior Notes plus a “make-whole” premium. Additionally, it has the option to redeem all or a portion of the Senior Notes at any time on or after December 15, 2009 at the redemption prices set forth in the Indenture. In addition, on or before April 30, 2006, if the Company does not acquire STP, at its option it may redeem up to $200.0 million in aggregate principal amount of the Senior Notes at a redemption price of 101% of the aggregate principal amount of the Senior Notes, plus accrued and unpaid interest (“STP Call”). All payments on the Senior Notes, including principal and interest, are jointly and severally, fully and unconditionally guaranteed on a senior basis by all of our existing and subsequently acquired or organized domestic subsidiaries that guarantee the Credit Agreement.
     Interest expense related to the Senior Notes was $3.7 million for the period ended December 31, 2004. The effective interest rate on the Senior Notes, after amortization of deferred financing charges, was 7.56% at December 31, 2004.
Restrictive Covenants
     The Credit Agreement contains financial, affirmative and negative covenants applicable to the Company and its restricted subsidiaries. The negative covenants in the Credit Agreement include (each of which are subject to customary exceptions for financings of this type) restrictions on the Company and its restricted subsidiaries’ ability to incur liens; incur additional debt; make certain restricted junior payments (including payments of dividends, redemptions and voluntary prepayments of certain debt); make investments and guarantees; and engage in mergers and acquisitions, asset sales, sale/leaseback transactions and transactions with affiliates. The Credit Agreement also contains the following financial covenants: a minimum interest coverage ratio; a maximum leverage ratio; and a maximum capital expenditure limitation.
     The Indenture contains certain covenants that, among other things, limit the Company’s ability and the ability of the Company’s restricted subsidiaries to incur additional indebtedness, create liens, pay dividends or make other equity distributions,

TEXAS GENCO LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(3) Senior Notes and Credit Agreement (Continued)
purchase or redeem capital stock, make investments, sell assets or consolidate or merge with or into other companies and engage in transactions with affiliates. Subject to certain exceptions, the Indenture permits the Company and its restricted subsidiaries to incur additional indebtedness, including secured indebtedness. Many of the covenants will be suspended if the Senior Notes receive investment grade ratings from both Standard & Poor’s Rating Group, a division of McGraw-Hill, Inc. (“S&P”) and Moody’s Investor’s Service, Inc. (“Moody’s”) or if such ratings are not publicly available, from a nationally recognized statistical rating agency or agencies and no default or event of default has occurred and is continuing under the Indenture governing the Senior Notes. As of December 31, 2004, the Company has been in compliance with all of its debt covenants.
(4) Related Party Transactions, Transition Agreements and Major Customers
     (a) Related Party Transactions
     Members’ Contributions. Members’ interest capitalization at the Initial Acquisition date includes initial capital contributions from owner members of $780.6 million, of which $776.0 million was contributed by the Company’s four institutional members, affiliates of The Blackstone Group (“Blackstone”), Hellman & Friedman LLC, Kohlberg Kravis Roberts & Co., L.P. (“KKR”) and Texas Pacific Group (“TPG”) (the “Members”) and $4.6 million was contributed by members of management.
     Limited Liability Company Agreement of Texas Genco LLC. The Company’s amended limited liability company agreement provides for the governance of the Company and contains specific rights and obligations of the holders of interests in the Company, such as registration rights, tag-along rights, drag-along rights and obligations, transfer restrictions, restrictions on affiliate transactions and rights of first refusal. The agreement also provides that the Company’s Board consist of 11 managers. The board is composed of two managers appointed by funds controlled by Blackstone, two managers appointed by funds controlled by Hellman & Friedman, two managers appointed by funds controlled by KKR, two managers appointed by funds controlled by TPG, two independent managers to be chosen by a majority of the board and one manager who will be the Chief Executive Officer. The number of managers that a member may appoint will be reduced if that Member’s interest in the Company is reduced below certain levels in accordance with provisions agreed upon by the Members in the amended limited liability company agreement. Each Member has the right to remove and replace its director-designee(s) at any time and for any reason, and to fill any vacancies otherwise resulting in such director positions.
     The Members have the right to veto significant or extraordinary actions of the Company. For example, approval of Members holding a significant percentage of the limited liability company interests in the Company is required to take actions such as approving the annual operating budget, making significant acquisitions or dispositions, issuing equity securities (including any initial public offering) or significant indebtedness,

TEXAS GENCO LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(4)	Related Party Transactions, Transition Agreements and Major Customers (Continued)
and entering into material contracts. In addition, each Member has the right to veto certain extraordinary transactions, such as a sale of the Company, any action that would cause any adverse regulatory impact on the Member and certain adverse amendments to the limited liability company agreement.
     The limited liability company agreement also provides for cash distributions to the members of the Company on a periodic basis for the purposes of funding their tax obligations in respect of the income of the Company that is allocated to them. The amount of those distributions is calculated based on an assumed tax rate of 45% multiplied by the net taxable income and gain of the Company for the relevant tax period.
     Transaction and Monitoring Fee Agreement. Affiliates to the Members have entered into a transaction and monitoring fee agreement with the Company relating to certain monitoring, advisory and consulting services that those affiliates will provide. At the Initial Acquisition, the Company paid a transaction and advisory fee to those affiliates in an aggregate amount of approximately $50.0 million. In addition, the Company will pay to those affiliates an aggregate annual monitoring fee of approximately $10.0 million payable quarterly, beginning in 2005, subject to a 5% increase per year, and it will reimburse those affiliates for their out-of-pocket expenses in connection with their ongoing services. It will indemnify these affiliates of the Members and their respective affiliates, directors, officers and representatives for any and all losses relating to the services contemplated by the transaction and monitoring fee agreement and the engagement of those affiliates pursuant to, and the performance by them of the services contemplated by, the transaction and monitoring fee agreement. The transaction and monitoring fee agreement will terminate on the earliest to occur of (i) the twelfth anniversary of the closing date of the Initial Acquisition, (ii) the date on which these affiliates of the Members and their affiliates own less than a threshold amount of the outstanding limited liability company interests in the Company or (iii) such earlier date as the Company and these affiliates of the Members may mutually agree.
     Member Loans. At the Initial Acquisition, the Company repaid to the Members $6.4 million in loans made by the Members in 2004 to fund expenditures prior to the Initial Acquisition.
     Employment Agreements. The Company maintains employment agreements with Jack Fusco, its Chief Executive Officer, Thad Miller, its Chief Legal Officer, Thomas Boehlert, its Chief Financial Officer and Margery Harris, its Senior Vice President, Human Resources (each, an “Executive Officer”). Unless terminated earlier by the Company or the Executive Officer, the current terms of the employment agreements for Messrs. Fusco, Miller. Boehlert and for Ms. Harris are through December 2009. In the absence of an earlier termination, each employment agreement will renew automatically for a period of one additional year at the end of the initial term and at each following December unless the Company or the Executive Officer elects not to renew the agreement by delivering written

TEXAS GENCO LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(4)	Related Party Transactions, Transition Agreements and Major Customers (Continued)
notice no later than 60 days before the end of any renewal term. Mr. Miller, who provided services for TPG prior to the Initial Acquisition with respect to a matter unrelated to the Company, is permitted under his employment agreement to continue to provide services for TPG with respect to this matter.
     (b) Transition Agreements
     Transition Services Agreement. In connection with the Initial Acquisition discussed in Note 1, the Company entered into a transition services agreement with CenterPoint Energy Service Company, LLC, a wholly owned subsidiary of CenterPoint, effective December 15, 2004 through and including June 15, 2005. This agreement contains provisions governing the Company’s relationship with CenterPoint following the Initial Acquisition and specifies the related ancillary services to be provided to the Company by CenterPoint. Services provided to the Company under the terms of the transition services agreement include certain treasury, corporate, information technology (including enterprise business systems operations and support), telecommunications services and support, records management, accounting and tax services. The Company has incurred approximately $0.8 million for these services for the period from December 16 to December 31, 2004.
     Technical Services Agreement. The Company executed a technical services agreement with Reliant Energy Inc. (“Reliant”), effective December 1, 2004 through the earlier of termination or December 31, 2005. This agreement specifies the services to be provided to the Company by Reliant in support of generation management and market operation computer systems and various other information technology services. Generation management and market operation computer system services consist of the provision of computer systems hardware, software and computer operation services for certain functions associated with deployment of generation assets and commercial market operations. Other technical information technology support services will also be provided under the technical services agreement. The monthly minimum fee for these services is $0.3 million, commencing December 16, 2004. The Company has incurred approximately $0.2 million for these services for the period from December 16 to December 31, 2004. The agreement also includes a permanent license for certain software used by the Company.
     Pipeline Operations and Maintenance Agreement. The Company is in the process of renewing its pipeline operations and maintenance agreement with CenterPoint Energy Pipeline Services that expires on April 1, 2005. This agreement specifies the services to be provided to the Company by CenterPoint Energy Pipeline Services, as contractor, for the operation and maintenance of the Company’s pipeline assets. Fees under the agreement are billed on a cost-plus basis, and the contractor is compensated on the basis of the actual labor and equipment cost plus the agreed upon markups for personnel and equipment pursuant to the terms of the agreement. Fees for these services were approximately $0.2 million for the period ended December 31, 2004.

TEXAS GENCO LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(4)	Related Party Transactions, Transition Agreements and Major Customers (Continued)
     Back-to-Back Power Purchase Arrangement. At the time of the closing of the Initial Acquisition, Genco entered into a power purchase agreement with Genco II. Under the power purchase agreement, Genco sold through December 31, 2008 the portion of its share of the power from STP equal to its forward sales obligations relating to the South ERCOT Zone transferred to Genco II in the Initial Acquisition, which will be a substantial portion of its total share of the power from STP but less in 2008 than in the prior years. This power is sold on a unit-contingent basis, meaning that Genco will be excused (subject to the contingent payment for economic costs described below) from its obligations to deliver this power to the extent the power is unavailable as a result of a derating or forced outage at STP or certain other specified causes. Genco II will also purchase Genco’s excess power on a non-firm basis and sell it to third parties on a non-firm and short-term firm basis. For these services, Genco will pay Genco II a monthly fee.
     During the period from the closing of the Initial Acquisition until the closing of the Nuclear Acquisition or the termination of the Transaction Agreement prior to the Nuclear Acquisition closing, the pricing for this power is at the weighted average price achieved by Genco II on its forward sales in the South ERCOT Zone pursuant to the forward sales obligations relating to the South ERCOT Zone transferred to Genco II in the Initial Acquisition. In the event the Nuclear Acquisition does not close and the transaction agreement is terminated, Genco must pay to Genco II 50% of the economic cost, which is the Company’s cost of supplying replacement power either through open market purchases or through running its natural gas-fired plants, incurred by Genco II during that period as a result of power from STP being unavailable to meet the contract quantity. After that period, the pricing for this power is at 90% of such weighted-average price, with no contingent payment for economic costs.
     Service Agreement Arrangements. At the Initial Acquisition, Genco entered into a services agreement with Genco II. Under the agreement, Genco II provides energy dispatch and coordination services to Genco with respect to its interest in STP, administers Genco’s PUC-mandated capacity auctions, markets Genco’s excess capacity and energy to third parties, and assists Genco generally in managing its trading business. For those services, Genco reimburses the Company for any costs incurred by the Company.
     (c) Major Customers
     For the period ended December 31, 2004, revenues from the Company’s two largest customers in 2004, BP Energy Company and Reliant, were approximately $12.8 million and $53.8 million, respectively.
     The Company has sold or hedged future sales for 35% of its available baseload capacity to Goldman Sachs under the PPA and a natural gas price swap agreement and

TEXAS GENCO LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(4) Related Party Transactions, Transition Agreements and Major Customers (Continued)
24% of its available baseload capacity to Reliant for the period from January 1, 2005 through December 31, 2007.
     Goldman Sachs Power Purchase Agreement. The Company has entered into a master power purchase agreement (“PPA”) with J. Aron & Company, an affiliate of Goldman, Sachs & Co. (“Goldman Sachs”). Under that agreement, it has sold a substantial portion of its available base load capacity through December 31, 2008 on a fixed price basis. The pricing for this power was based on current market prices for firm power in the ERCOT market for a transaction of this size at the time of execution of the agreement. It has also entered into a natural gas price swap agreement with Goldman Sachs, as discussed above. The obligations of Goldman Sachs under the PPA and natural gas price swap agreement are supported by an unlimited guarantee of The Goldman Sachs Group, Inc. which currently has senior unsecured debt ratings of Aa3 by Moody’s and A+ by S&P. If the Goldman Sachs Group, Inc. suffers certain downgrades, The Goldman Sachs Group, Inc. will be required to post collateral in the form of cash or letters of credit to the Company to the extent the Company has a mark-to-market exposure exceeding a specified threshold. In the event power prices decline in the future and Goldman Sachs fails to perform under the PPA, the Company would be entitled under the PPA to collect from Goldman Sachs the difference between the contract price and lower market price. However, the Company’s ability to collect would be dependent on the amount of any collateral then posted and The Goldman Sachs Group, Inc.’s creditworthiness at the time. The Company has posted an aggregate of $318.0 million face amount of letters of credit to Goldman Sachs to secure its obligations under the PPA and natural gas hedge. The face amount is subject to reduction in certain circumstances but not increase. Goldman Sachs has also been granted a second lien in substantially all of the Company’s assets, subject to the prior lien of the lenders under the Credit Agreement.
     Reliant Power Purchase Agreement. The Company has entered into a power sale agreement with Reliant under which it has sold 24% of its available base load capacity for the period from January 1, 2005 through December 31, 2007, as well as capacity from the Company’s natural gas-fired plants in 2005.
     To secure its obligation under this PPA, Reliant has pledged to the Company a security interest in up to $250.0 million of securitization notes associated with the sale of ERCOT retail accounts receivable (subject to receivables securitization facilities). The
     Company may suffer a loss to the extent Reliant defaults on its obligations in excess of the amount, if any, the Company could realize on such collateral and such loss may adversely affect its results of operations, financial condition and cash flows. This pledge arrangement with Reliant will terminate with respect to new obligations incurred on and after June 6, 2005. The Company expects to negotiate a new security arrangement with Reliant regarding any such new obligations. Reliant has senior unsecured debt ratings below investment grade at B2 by Moody’s and B by S&P.

TEXAS GENCO LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(4) Related Party Transactions, Transition Agreements and Major Customers (Continued)
     Second Lien Credit Support. The Company enters into credit and collateral agreements with counterparties to secure performance or obligations under commercial contracts. Some of these agreements require us to issue letters of credit, post cash deposits or grant second liens on our assets as security to the counterparty in the event of a default. The second liens are only effective to the extent that credit exposure to the counterparty exceeds the levels of the letters of credit or cash deposits provided to the counterparty (excess exposure). The excess exposure under these second liens as of December 31, 2004 was $171.5 million.
(5) Employee Benefit Plans
     (a) Incentive Compensation Plan
     The Company has a long-term incentive compensation plan that provides cash-based performance units to key employees. The Company’s compensation cost related to this plan was less than $0.1 million for the period ended December 31, 2004. The plan was assumed by the Company in conjunction with the Initial Acquisition.
     (b) Pension Plan
     Substantially all of the employees of the two companies acquired in the Initial Acquisition participate in the Company’s qualified non-contributory pension plan. The plan benefit is a cash balance formula with annual pay accruals and interest credits. The Company’s funding policy is to review amounts annually in accordance with applicable regulations in order to achieve adequate funding of projected benefit obligations.
     The net benefit cost includes the following components:

December 16 to
December 31, 2004
(in millions)
Components of Net Periodic Benefit Cost
Service cost	$0.2
Interest cost	0.4
Expected return on plan assets	(0.1)

Net periodic benefit cost	$0.5

The Company’s discount rate assumption is based on high-quality corporate bond rates such as Moody Aa rates.

TEXAS GENCO LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(5) Employee Benefit Plans (Continued)
     The Company used the following assumptions to determine the net periodic benefit cost:

December 16 to
December 31, 2004
Discount rate	5.75%
Expected long-term rate of return on plan assets	8.50%
Compensation increases	4.57%
     The following table displays the change in the benefit obligation, the fair value of plan assets and amounts included in the Company’s consolidated balance sheet as of December 31, 2004 for the Company’s pension plan:

December 31,
2004
(in millions)
Change in Benefit Obligation
Benefit obligation, December 16, 2004	$164.8
Service cost	0.3
Interest cost	0.3
Actuarial (gain) loss	—

Benefit obligation, end of year	$165.4

Change in Plan Assets
Plan assets at fair value, December 16, 2004	$40.0
Actual return on plan assets	1.0

Plan assets at fair value, end of year	$41.0

Reconciliation of Funded Status, December 31
Funded status — plan assets in excess of benefit (obligation)	$(124.4)
Unrecognized net (gain) loss	(0.9)

Prepaid (accrued) benefit cost before balance sheet adjustments	$(125.3)

Amounts Recognized in Consolidated Balance Sheet, December 31
(Accrued) benefit liability — minimum of (accrued) benefit cost and minimum (liability)	$(125.3)

Prepaid (accrued) benefit cost before balance sheet adjustments	$(125.3)

     The Company used the following assumptions to determine the pension plan benefit obligations:

December 31,
2004
Discount rate	5.75%
Compensation increases	4.57%

TEXAS GENCO LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(5) Employee Benefit Plans (Continued)
     Additional information related to the Company’s pension plans is as follows:

December 31,
2004
(in millions)
Projected benefit obligation	$165.4
Accumulated benefit obligation	146.4
Fair value of assets	41.0
     The plan assets were invested in marketable securities for which an active market existed. In accordance with SFAS 87, “Employers’ Accounting for Pensions,” the fair value at the measurement date for each investment was determined by utilizing the market prices for each investment. The sum of these fair values was reflected as the “Fair value of the assets.”
     The expected long-term rate of return assumption was developed using a policy framework that includes an annual review of several factors including the analysis of historical returns, gauging market consensus, historical returns of the pension plan’s portfolio, reviewing longer term historical asset returns and incorporating the results of asset return models.
     The following table displays the current asset allocation for the Company’s pension plan trust:

December 31,
2004
Large cap equity	55%
International equity	15%
Fixed income	30%

Total	100%

     The current asset allocation noted above is consistent with the Company’s targeted asset allocation.
     The following benefit payments are expected to be paid from the pension plan (in millions):

2005	$5.2
2006	6.0
2007	7.0
2008	8.2
2009	9.6
2010 through 2014	62.6
     The Company expects to contribute $42.3 million in cash to its pension plan in 2005.

TEXAS GENCO LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(5) Employee Benefit Plans (Continued)
     (c) Retiree Medical Plan
     The Company’s employees participate in the retiree medical plan which provides certain healthcare benefits for retired employees on a contributory basis. Employees become eligible for these benefits if they have met certain age and service requirements at retirement, as defined in the plan. Employer contributions for medical coverage for certain healthcare benefits are limited by the plan’s benefit design. Such benefit costs are accrued over the active service period of employees. The Company funds all of its obligations on a pay-as-you-go basis.
     The net retiree medical benefit cost includes the following components:

December 16 to
December 31, 2004
(in millions)
Components of Net Periodic Benefit Cost
Service cost	$	(*)
Interest cost		(*)
Expected return on plan assets	—

Net periodic benefit cost	$0.1

(*) Service cost is $31,000 and interest cost is $46,000 for a total of approximately $0.1 million.
     The Company used the following assumptions to determine the net periodic postretirement benefit cost:

December 16 to
December 31, 2004
Discount rate	5.75%
     Plan costs are not affected by actual medical trends since the Company’s subsidy is limited to a fixed dollar amount.
     The following table displays the change in the retiree medical benefit obligation, the fair value of plan assets and amounts included in the Company’s consolidated balance sheet as of December 31, 2004 for the Company’s retiree medical benefit plan:

TEXAS GENCO LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(5) Employee Benefit Plans (Continued)

December 31,
2004
(in millions)
Change in Benefit Obligation
Benefit obligation, December 16, 2004	$20.6
Service cost	(*)
Interest cost	(*)
Actuarial (gain) loss	—
Benefit obligation, end of year	$20.7

Change in Plan Assets
Plan assets at fair value, December 16, 2004	$—
Actual return on plan assets	—
Plan assets at fair value, end of year	$—

Reconciliation of Funded Status, December 31
Funded status — plan assets in excess of benefit (obligation)	$(20.7)
Unrecognized net (gain) loss	—
Prepaid (accrued) benefit cost before balance sheet adjustments	$(20.7)

Amounts Recognized in Consolidated Balance Sheet, December 31
(Accrued) benefit liability — minimum of (accrued) benefit cost and minimum (liability)	$(20.7)
Prepaid (accrued) benefit cost before balance sheet adjustments	$(20.7)

(*) Service cost is $31,000 and interest cost is $46,000 for a total of approximately $0.1 million.
     The Company used the following assumptions to determine the retiree medical benefit obligations:

December 16 to
December 31, 2004
Discount rate	5.75%
     The following benefit payments are expected to be paid from the retiree medical benefit plan (in millions):

2005	$—
2006	0.1
2007	0.1
2008	0.2
2009	0.2
2010 through 2014	8.8

TEXAS GENCO LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(5) Employee Benefit Plans (Continued)
     The Company expects to contribute $25,000 to its retiree medical benefit plan in 2005. Under an agreement between CenterPoint and us, CenterPoint has retained the obligation to pay retiree medical benefits for all Genco II employees who subsequently retire and had attained either age 55 with five years of service or 50 to 54 years of age with 20 years of service as of December 15, 2004. The Company’s benefit payments under this plan are expected to be $25,000 in 2005, $0.1 million in 2006, $0.1 million in 2007, $0.2 million in 2008, $0.2 million in 2009 and $8.8 million in the aggregate for 2010 through 2014.
     (d) Other Employee Matters
     As of December 31, 2004, the Company employed 1,572 people. Of these employees, 1,001 were covered by a collective bargaining agreement with the International Brotherhood of Electrical Workers Local 66 that expires in September 2006. The Agreement contains a reopen clause for the purpose of negotiating wages and benefits only, scheduled to begin in June 2005, to be effective September 18, 2005.
(6) Income Taxes
     Texas Genco LLC is a limited liability company that is treated as a partnership for federal income tax purposes and is therefore not subject to federal income taxation at the partnership level. Profits or losses are subject to taxation at the member interest level.
(7) Commitments and Contingencies
     (a) Fuel and Fuel Transport and Purchased Power Commitments
     Fuel commitments include several long-term coal, lignite and natural gas contracts, which have various quantity requirements and durations that are classified as non-trading derivative assets and liabilities in the Company’s consolidated balance sheet as of December 31, 2004, as these contracts meet the SFAS No. 133 exception to be classified as normal purchases contracts or do not meet the definition of a derivative. Minimum payment obligations related to coal and transportation agreements, a natural gas storage contract and lignite supply agreements that extend through 2012 are approximately $330.0 million in 2005, $281.1 million in 2006, $273.8 million in 2007, $173.2 million in 2008, $178.1 million in 2009 and $165.2 million thereafter. With the exception of the Back to Back Power Purchase Agreement described above, purchase commitments related to purchased power are not material to the Company’s operations. As of December 31, 2004, the pricing provisions in some of these contracts were above market.

TEXAS GENCO LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(7) Commitments and Contingencies (Continued)
     (b) Lease Commitments
     Operating Leases. The following table sets forth information concerning the Company’s obligation under a non-cancelable long-term operating lease at December 31, 2004, which consists of a rental agreement for rail cars (in millions):

2005	$2.0
2006	1.1
2007	1.1
2008	1.1
2009	0.6
2010 and beyond	—
Total	$5.9
     Total lease expense was $0.1 million for the period ended December 31, 2004.
     Capital Lease Obligations. Current and long term capital lease obligations at December 31, 2004 were $1.7 million and $3.4 million, respectively. The aggregate liability, both current and non-current, recorded for capital lease obligations as of December 31, 2004 was $5.1 million. This amount reflects a reduction for imputed interest on the lease payments of $0.5 million. The following table sets forth information concerning the Company’s obligations under rail car capital leases at December 31, 2004 (in millions):

2005	$1.7
2006	1.8
2007	1.6
2008	—
2009	—
2010 and beyond	—
Total	$5.1
     The Company’s three capital leases include 1,020 rail cars. Capital lease assets of $3.7 million and capital lease liabilities of $5.1 million are included in property, plant and equipment and in other liabilities, respectively, on the consolidated balance sheet at December 31, 2004. Depreciation expense for the capital lease assets was approximately $57,000 for the period ended December 31, 2004.
     (c) Environmental and Legal
     Clean Air Standards. The Texas electric restructuring law and regulations adopted by the Texas Commission on Environmental Quality (“TCEQ”) in 2001 require substantial reductions in emission of oxides of nitrogen (“NOx”) from electric generating units. The Company is currently installing cost-effective controls at its generating plants to comply with these requirements. From January 1, 2000 through December 31, 2004, the Company invested approximately $700 million for NOx emission control, and the Company plans to

TEXAS GENCO LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(7) Commitments and Contingencies (Continued)
make additional expenditures of up to approximately $17.5 million through 2006. Further NOx requirements may result from the TCEQ’s future rules, expected by 2007, implementing more stringent federal eight-hour ozone standards.
     Lignite Mine Reclamation. The Company obtains lignite for its Limestone facility under an amended long-term contract with the owner/operator of the mine, Texas Westmoreland Coal Co. (“TWCC”) which contract was entered into in April 1999. Pursuant to the contract, TWCC is responsible for performing ongoing reclamation activities at the mine until all lignite reserves have been produced. When production is completed at the mine, the Company is responsible for final mine reclamation obligations. The Railroad Commission of Texas has imposed a bond obligation of approximately $70 million on TWCC for the reclamation of the lignite mine. Final reclamation activity is expected to commence in 2015. Pursuant to the contract with TWCC, an affiliate of CenterPoint Energy, Inc. has guaranteed $50 million of this obligation until 2010. The remaining sum of approximately $20 million has been bonded by TWCC. Under the terms of its contract with TWCC the Company is required to post a corporate guarantee of TWCC’s reclamation bond when CenterPoint’s obligation lapses. As of December 31, 2004 the Company had accrued $6.2 million related to the mine reclamation obligation. The Company has also identified other asset retirement obligations that cannot be estimated because the assets associated with the retirement obligations have an indeterminate life.
     Asbestos. The Company has been named, along with numerous others, as a defendant in several lawsuits filed by a large number of individuals who claim injury due to exposure to asbestos while working at sites along the Texas Gulf Coast. Most of these claimants have been workers who participated in construction, renovation or repair of various industrial facilities, including power plants, and some of the claimants have worked at locations owned by the Company. As of December 31, 2004, there were 4,926 claims pending against the Company. For the period from December 15, 2004 to December 31, 2004, there were 446 claims filed against the Company, 1 claim settled, 400 claims dismissed or otherwise resolved with no payment and the average settlement amount for each claim was approximately $7,500. As a result of comprehensive asbestos and silica reform legislation which was recently enacted in Texas, the Company anticipates that approximately 75% or more of the current lawsuits against it will be placed on the inactive docket until such time as plaintiffs are able to substantiate medical impairment, if at all. Of the remaining claims, the Company does not have sufficient information for the vast majority regarding whether the plaintiffs worked on Texas Genco premises or have become impaired. For the small number of cases for which it has sufficient information, management believes that the Company’s possible aggregate exposure is immaterial to the Company’s consolidated results of operations and financial condition. The Company anticipates that additional claims like those received may be asserted in the future and intends to continue vigorously contesting claims which it does not consider to have merit.

TEXAS GENCO LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(7) Commitments and Contingencies (Continued)
     Litigation. Although Genco or Holdings are the named defendants in the matters described below, the Company is responsible for paying any damage awards inasmuch as the lawsuits relate to Genco II’s facilities.
     In July 2003, Texas Commercial Energy filed in federal court in Corpus Christi, Texas a lawsuit against, as the lawsuit was subsequently amended, Genco, CenterPoint Energy, Inc. (“CenterPoint”), Reliant, Reliant Electric Solutions, LLC, several other CenterPoint and Reliant subsidiaries and a number of other participants in the ERCOT power market. The plaintiff, a retail electricity provider in the Texas market served by ERCOT alleged that the defendants conspired to illegally fix and artificially increase the price of electricity in violation of state and federal antitrust laws and committed fraud and negligent misrepresentation. The lawsuit sought damages in excess of $500.0 million, exemplary damages, treble damages, interest, costs of suit and attorneys’ fees. The plaintiff’s principal allegations had previously been investigated by Texas Utility Commission and found to be without merit. In June 2004, the federal court dismissed the plaintiff’s claims and in July 2004, the plaintiff filed a notice of appeal. Genco is contesting the appeal. The parties have filed their appellate briefs and the court of appeals will hear oral argument on this matter in May 2005.
     In February 2005, Utility Choice Electric filed in federal court in Houston, Texas a lawsuit against CenterPoint, CenterPoint Energy Houston Electric, LLC, CenterPoint Energy Gas Services, Inc., CenterPoint Energy Alternative Fuels, Inc., Genco and a number of other participants in the ERCOT power market. The plaintiff, a retail electricity provider with the ERCOT market, alleged that defendants conspired to illegally fix and artificially increase the price of electricity in violation of state and federal antitrust laws, intentionally interfered with prospective business relationships and contracts, and committed fraud and negligent misrepresentation. The plaintiff’s principal allegations had previously been investigated by the Texas Utility Commission and found to be without merit. Genco intends to vigorously defend the case. The ultimate outcome of this matter cannot be predicted at this time.
     On February 20, 2004, Genco filed an injunction and declaratory judgment lawsuit in a Freestone County, Texas state district court seeking to enjoin Valence Operating Company (“Valence”) from drilling or engaging in work to prepare for drilling a natural gas well in Genco II’s Class II Industrial Solid Waste Facility (the “Landfill”) adjacent to the Limestone plant. The Landfill is used to dispose of ash byproducts from the combustion of coal and lignite at the Limestone Plant. Following a hearing in April 2004, the court granted Genco’s request and enjoined Valence from drilling the well in the Landfill. In connection with that injunction, the court ordered, and Genco posted, a bond in the amount of $1.0 million to secure payment of any damages suffered by Valence should it be found to have been wrongfully enjoined. Valence filed a counter-claim against Genco for wrongful injunction and sought to recover the full amount of the verdict on September 15, 2004. The jury found that Genco had an existing use that would be precluded or substantially impaired if Valence drilled Well 8. Finally, the jury also found damages in the

TEXAS GENCO LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(7) Commitments and Contingencies (Continued)
amount of $400,000 as compensation to Valence for the issuance of the temporary restraining order and temporary injunction. Both Genco and Valence moved to disregard certain of the jury’s findings and for judgment in their respective favors. On October 24, 2004, the court accepted the jury’s findings and entered judgment that Genco take nothing on its claim for permanent injunction, that Valence recover $400,000 in damages, together with pre- and post-judgment interest and costs. Genco has appealed the final judgment. The trial court has reinstated the temporary injunction pending the resolution of Genco’s appeal. The ultimate outcome of this matter cannot be predicted at this time. In addition, a separate lawsuit was filed by Genco in the same court, to enjoin Valence from drilling another well in the Landfill. In that lawsuit, Genco obtained a temporary restraining order against drilling this other well. On October 26, 2004, the court signed an order granting Genco’s requested injunctive relief and enjoining Valence from drilling Well 9 in the Landfill. The court ordered, and Genco posted, a bond in the amount of approximately $2.0 million to secure payment of any damages suffered by Valence should it be found to have been wrongfully enjoined. The court has set this case for trial on the merits on July 5, 2005.
     Valence currently has four active applications with the Railroad Commission of Texas for drilling permits for additional wells that would be drilled in the Landfill, one of which would be drilled through the closed cells in Genco’s Landfill. Genco has filed a protest with the Railroad Commission of Texas over these applications, and a hearing is scheduled at the Railroad Commission in April 2005. Genco is vigorously contesting these attempts to drill into the Landfill in part because such drilling activity impairs Genco’s use of its property for the Landfill.
     The Company is, from time to time, a party to other litigation arising in the normal course of its business, most of which involves contract disputes or claims for personal injury and property damage incurred in connection with its operations. The Company does not believe that any such existing litigation will have a material adverse effect on its consolidated financial position, results of operations or cash flows.
     (d) Joint Operating Agreement
     Joint Operating Agreement with City of San Antonio. The Company has a joint operating agreement with the City Public Service Board of San Antonio (“CPS”) to share savings from the joint dispatching of each party’s generating assets. Dispatching the two generating systems jointly results in savings of fuel and related expenses due to a more efficient utilization of each party’s lowest cost resources. The two parties currently share equally the savings resulting from joint dispatch. The agreement terminates in 2009.
     (e) Plant Decommissioning Application
     On January 10, 2005, we filed notice with ERCOT to suspend operations at fifteen natural gas fired generation units located at the Company’s Cedar Bayou, Webster, P. H. Robinson, Clarke and Deepwater Stations, representing a total of 3,839 MW in capacity.

TEXAS GENCO LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(7) Commitments and Contingencies (Continued)
ERCOT notified the Company that it will only need P. H. Robinson Unit 2 and has negotiated with the Company to maintain the unit in operation for one year on a “Reliability Must Run” basis (“Must-Run Contract”). Under a Must-Run Contract the Company would recover from ERCOT the costs of operating the unit and it would be available to ERCOT for reliability needs.
     ERCOT has formally informed the Company that P. H. Robinson Units 1, 3 and 4, T. H. Wharton Unit 2, Cedar Bayou Unit 3, H. O. Clarke Units 1 through 6, Deepwater Unit 7 and Webster Units 3 and 21 are not required for system reliability. Whether the units are sold, retired or mothballed for more than 180 days, the Company’s available capacity for 2005 will be reduced by up to 3,378 MW. The Company’s initial purchase price allocation did not attribute any fair value to these units.
     (f) State Auction Application
     The Company has applied to the PUC for a declaration that it is no longer required to participate in PUC-mandated auctions under which generation “affiliates” of electric utilities are required to auction 15% of their generation capacity to market participants (excluding affiliates of the electric utility).
     Because the PUC has not yet ruled on this application, the Company was required to sell capacity in auction held on March 10, 2005 covering capacity entitlements for May through August 2005. Upon a Stipulation and Order from PUC the Company offered for sale in the auction 15% of its capacity after adjustment for the units to be retired and changed the auction opening bid prices and opening bid price methodology. Prior to the Initial Acquisition, Genco had been auctioning capacity entitlements at opening prices well below its operating cost.
(8) Subsequent Events
     On February 1, 2005, and in conjunction with the Initial Acquisition discussed in Note 1 to the consolidated financial statements included herein under Item 8, the Company announced a workforce optimization plan (the “Plan”) for its non-bargaining unit employees. The program consists of a voluntary retirement incentive and an involuntary severance.
     Voluntary Retirement Incentive. On February 14, 2005, the Company announced the Voluntary Retirement Incentive Program (“VRI”) for its eligible 232 non-bargaining unit employees, and on March 15, 2005, an identical program was rolled out for its eligible 309 bargaining unit employees. To be eligible for the VRI, employees must be (1) employed on February 1, 2005 (on March 1, 2005 for bargaining unit employees), (2) at least age 50 with at least 15 years of service on April 1, 2005, and (3) a participant in the Genco II retirement plan (“Retirement Plan”). In summary, the VRI offers the eligible employee (i) an annuity payment from the Retirement Plan based on the greater of (a) the

TEXAS GENCO LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(8) Subsequent Events (Continued)
cash balance account in the Retirement Plan, or from the predecessor plan benefit formula, (b) the accrued lump sum benefit paid as a monthly annuity, or (c) the present value of the immediate life annuity; (ii) the present value of two years of base salary in the form of a twenty-four month annuity payment from the Retirement Plan (or, if the employee elects, in the form of a life annuity); (iii) a lump-sum healthcare bridge payment if the employee is under age 55; and (iv) payment of earned vacation and a pro-rated 2005 discretionary bonus. As of March 25, 2005, 161 non-bargaining unit employees had elected to retire and did not revoke their election, one has revoked the offer, five have declined the offer, and 65 have not yet made an irrevocable election. With respect to the bargaining unit employees, as of March 25, 2005, 40 bargaining unit employees have elected to retire and did not revoke the election, one has declined the offer and 268 employees have yet to make an irrevocable election to participate in the VRI. This group has until April 27, 2005 to make an election to participate in the program.
     Involuntary Severance. The second component of the Plan is being achieved by targeted workforce reductions. Terminated employees receive a lump-sum cash severance benefit payment based on a calculation which provides three weeks of base pay for each full year of service realized with us (and qualified predecessor employers) along with a prorated short-term incentive bonus payment based on eligible earnings, with a minimum of 12 weeks and a maximum of 52 weeks of severance benefits paid to an affected individual. In addition, the terminated employee would receive an additional lump sum equal to the employee’s target award under the Company’s annual short-term incentive plan based on eligible earnings for the period commencing on January 1 of the termination year through the employee’s date of termination. Affected individuals will also have the ability to continue medical, dental and vision benefits at the active employee contribution rates for coverage for the number of weeks used to calculate the individual’s severance benefit. So far, the Company has terminated 19 employees pursuant to this component of the workforce optimization plan.
     Nuclear Acquisition. The Company acquired in a merger transaction Texas Genco Holdings, Inc. (“Holdings”) on April 13, 2005, whose primary assets consisted of an undivided 30.8% ownership interest in the assets of STP and restricted cash. The purchase price was $700.0 million plus assumed liabilities. The Nuclear Acquisition was funded with $475.0 million of borrowings under the delayed draw term loan portion of the Credit Agreement, an additional cash equity investment of $117.5 million by our members, $99.5 million from revolver borrowings with the balance from cash on hand. Since Holdings had approximately $75.0 million of bank debt outstanding, which became due on the date of the Nuclear Acquisition, the Company also paid $75.0 million (less excess cash on hand at Holdings) from its cash on hand in order to discharge such debt.
     On May 19, 2005, pursuant to the exercise of a right of first refusal subsequent to the third party offer to AEP in early 2004, the Company acquired from AEP an additional 13.2% undivided interest, equivalent to approximately 330 MW in STP for approximately $174.2 million less adjustments for working capital and other purchase price adjustments.

TEXAS GENCO LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(8) Subsequent Events (Continued)
The Company does not expect to make any additional payments in connection with the potential acquisition of the ROFR. Texas Genco LP, a subsidiary of Holdings, has deposited cash collateral in the amount of $192.0 million to secure stand-by letters of credit posted in favor of AEP in the amount of $183.0 million to secure the obligation to pay AEP for the ROFR. Upon consummation of the ROFR acquisition, the excess cash securing the letters of credit will be released.